Exhibit 99.1
The South Financial Group
401(k) Plan

To:	All Participants, Alternate Payees and Beneficiaries

From:	Retirement Plan Administrative Committee

Date:	October 1, 2010

Re:	Extension of The South Financial Group Unitized Stock Fund Blackout Period
          This notice is being sent to you because the blackout period for trading the The South Financial Group Unitized Stock Fund needs to be extended to accommodate administrative work.
          As we mentioned in our Blackout Notice to you which was distributed and dated August 25, 2010, we had anticipated that all the work necessary to permit us to lift the blackout period and permit trading on the TSFG Unitized Stock Fund would be done by Monday, October 4, 2010.
          We now have more information and better estimates from the many groups who are doing the work to get this done. This new information leads us to believe that the work will not be completed by October 4, 2010 as previously anticipated.
          For that reason, we are notifying you that we are extending the blackout period to Friday, October 8, 2010. However, we anticipate that we will be able to lift the Blackout period prior to that. If we are able to lift the Blackout prior to Friday, October 8, 2010, we will notify you via normal communication channels.
          This means that if you have requested or wish to request any of the following transactions, your request may be delayed until the work can be completed and the Blackout lifted:
1.	Obtain a loan.

2.	Make a withdrawal or distribution.

3.	Engage in transactions involving your TSFGU or TDBU account balances (i.e., transfers into or out of, or changing allocation percentages to/from these accounts).
          This notice is provided in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
If you have any questions about this notice or your rights during the blackout period, please contact American Pensions
at 1-888-321-4015